                                                                       EXHIBIT 3


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                       VOTING AND COOPERATION AGREEMENT


                                 by and among

                  MORGAN STANLEY REAL ESTATE FUND III, L.P.,

                MORGAN STANLEY REAL ESTATE INVESTORS III, L.P.,

                          MSP REAL ESTATE FUND, L.P.,

                         MSREF III SPECIAL FUND, L.P.

                                      and

                            CERTAIN SHAREHOLDERS OF
                             BLUEGREEN CORPORATION







                          Dated as of August 14, 1998



================================================================================

                       VOTING AND COOPERATION AGREEMENT

     This VOTING AND COOPERATION AGREEMENT (this "Agreement"), is made and entered into as of August 14, 1998, by and among Morgan Stanley Real Estate Fund III, L.P., a Delaware limited partnership ("MSREF III"), Morgan Stanley Real Estate Investors III, L.P., a Delaware limited partnership ("MSREI"), MSP Real Estate Fund, L.P., a Delaware limited partnership ("MSP") and MSREF III Special Fund, L.P., a Delaware limited partnership ("MSREF Special") (MSREF III, MSREI, MSP and MSREF Special are herein collectively referred to as "Purchasers") and those shareholders of BLUEGREEN CORPORATION, a Massachusetts corporation (the "Company"), who are signatories to this Agreement (collectively, the "Stockholders").

                                   RECITALS

     A. Purchasers and the Company have entered into a Securities Purchase Agreement dated as of August 14, 1998 (the "Purchase Agreement"), pursuant to which the Purchasers have agreed to purchase from the Company and the Company has agreed to sell and issue to the Purchasers during the Commitment Period a number of shares of Common Stock up to the Maximum Shares upon the terms and subject to the conditions set forth in the Purchase Agreement.

     B. As of the date hereof, each Stockholder owns of record the number of shares of the Common Stock and other securities exercisable or convertible into shares of Common Stock set forth opposite the respective Stockholder's name on Schedule A attached hereto.

     C. As a condition and inducement to the willingness of Purchasers to enter into the Purchase Agreement, Purchasers have requested that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     VII. Agreement to Vote Shares.   At any meeting of the shareholders of the
Company called to consider and vote upon the approval of the sale and issuance of shares of Common Stock to Purchasers (and/or their Permitted Transferees) under the Purchase Agreement (if such approval is sought) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect thereof by written consent of the shareholders of the Company, each Stockholder shall vote or cause to be voted (including by written consent, if applicable) all shares of Common Stock which such Stockholder has the power to vote or in respect of which such Stockholder has the power to direct the vote in favor of the sale and issuance of shares of Common Stock to Purchasers (or their Permitted Transferees) under the Purchase Agreement.

     IX. Board Representation. (a) For so long as Purchasers and any Permitted Transferees own, in the aggregate, at least the Required Interest, each Stockholder shall vote or cause to be voted

(including by written consent, if applicable) all shares of Common Stock which such Stockholder has the power to vote or in respect of which such Stockholder has the power to direct the vote in favor of the nominees (each a "Purchaser Designee") to the Board of Directors of the Company designated by MSREF III and MSP (or their Permitted Transferees) pursuant to the provisions of Section 4.10 of the Purchase Agreement, at any regular or special meeting of the shareholders of the Company (including any adjournments thereof) called for the purpose of electing directors of the Company, except the foregoing shall not apply to the extent any Purchaser Designee has been elected to the Board of Directors and is in a class of directors not currently standing for re-election.

          (b) For so long as Purchasers and any Permitted Transferees own, in the aggregate, less than the Required Interest but at least the Minimum Interest, each Stockholder shall vote or cause to be voted (including by written consent, if applicable) all shares of Common Stock which such Stockholder has the power to vote or in respect of which such Stockholder has the power to direct the vote in favor of the nominee to the Board of Directors of the Company designated by MSP (or its Permitted Transferee) pursuant to the provisions of
Section 4.10 of the Purchase Agreement, at any regular or special meeting of the shareholders of the Company (including any adjournments thereof) called for the purpose of electing Directors of the Company.

          (c) In the event any Purchaser Designee shall resign, or be removed, or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, in accordance with Section 4.10 of the Purchase Agreement, MSREF III or MSP (or their Permitted Transferees), as the case may be, shall have the right to notify the Board of Directors of a replacement Purchaser Designee, and, to the extent the shareholders of the Company shall be required to vote on the matter, each Stockholder shall vote or cause to be voted (including by written consent, if applicable) all shares of Common Stock which such Stockholder has the power to vote or in respect of which such Stockholder has the power to direct the vote in favor of the replacement Purchaser Designee to fill the unexpired term of the director nominee which such new nominee is replacing. Each Purchaser Designee shall be reasonably acceptable to the Company as provided in the Purchase Agreement.

          (d) Each Stockholder agrees that he or it shall not take any direct or indirect action to remove any Purchaser Designee from the Board of Directors without cause.

          (e) In order to effectuate the provisions of this Agreement, each Stockholder hereby agrees that when any action or vote is required to be taken by such person in his or its capacity as a stockholder pursuant to this Agreement, such person shall, subject to compliance with the Company's Amended and Restated Bylaws, use his or its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of the shareholders, as the case may be, or to the extent permitted by law, to execute a written consent in lieu of any such meetings.

     X. Conformity of Charter Documents. Each Stockholder shall vote all of the shares of Common Stock which such Stockholder has the power to vote or in respect of which such Stockholder has the power to direct the vote, at any regular or special meeting of shareholders of the Company (including by written consent, if applicable), in a manner such that the Company's Restated

Articles of Organization and Amended and Restated Bylaws do not, at any time, conflict with the provisions of this Agreement or the Purchase Agreement.

     XI. Limitation. It is expressly understood and agreed that this Agreement solely relates to matters affecting the Stockholders in their capacities as shareholders of the Company. Nothing contained herein shall in any way be construed as being applicable to any actions which any Stockholder may take in his capacity as a director of the Company.

     XII. Certain Representations, Warranties and Covenants of the Stockholders. Each Stockholder, severally but not jointly, represents, warrants and covenants to Purchasers as follows:

     12.01. Ownership. Except as specified on Schedule A, or as disclosed in the Proxy Statement dated June 28, 1998 relating to the Company's 1998 Annual Meeting of Shareholders, Stockholder is the sole record and beneficial owner (unless otherwise indicated on Schedule A) of the shares of Common Stock set forth opposite such Stockholder's name on Schedule A and has full and unrestricted power to vote such shares of Common Stock (it being understood that, with respect to options, convertible notes and debentures, no right to vote the Common Stock shall exist unless and until the option, note or debenture is exercised or converted, as applicable). As of the date hereof, Stockholder does not own any other securities of the Company other than shares of Common Stock set forth on Schedule A and securities convertible into shares of Common Stock as more fully described on Schedule A.

     12.02. Due Authorization. Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

     12.03. No Conflicts. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, result in a breach or violation of, or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require notice to, or the consent of, any Person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Stockholder, other than any such conflicts, breaches, violations, defaults, rights or losses that, individually or in the aggregate, would not (i) impair the ability of Stockholder to perform his or its obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated by this Agreement.

     12.04. Reliance by Purchasers. Stockholder understands and acknowledges that Purchasers are entering into the Purchase Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

     12.05. Non-Interference. Stockholder will not, during the term of this Agreement, except as permitted by this Agreement, (i) grant any proxies or powers of attorney with respect to any of his or its shares of Common Stock in conflict with the provisions hereof, (ii) deposit any of his or its shares of Common Stock into a voting trust or enter into a voting agreement with respect to his or its shares of Common Stock, or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing such Stockholder from performing his or its obligations under this Agreement.

     12.06. Survival. The representations, warranties and covenants of the Stockholders set forth in this Section 4 will survive the execution and delivery of this Agreement.

     XIII. Transfers. Subject to Applicable Law, each Stockholder may from time to time sell, transfer or otherwise dispose ("Transfer") of his or its shares of Common Stock (and any securities exercisable for or convertible into Common Stock) and, provided the transferee is not a Related Person (as defined below), such transferee shall acquire the shares of Common Stock (or other securities) free and clear of the terms and conditions of, and shall not be bound or have any obligations under, this Agreement. To the extent a Stockholder Transfers all or any part of his or its shares of Common Stock (or other securities) to a Related Person, such Related Person shall agree to be bound by the provisions of this Agreement as though such transferee had been a party hereto. Upon Transfer to a Related Person in accordance with this Agreement, to the extent of the Transfer, each reference to the transferring Stockholder in this Agreement will thereafter be deemed to include such Stockholder and each Related Person to whom any shares of Common Stock were Transferred, and each such Stockholder and Related Person, taken together, will thereafter have the rights and obligations of the transferring Stockholder hereunder, without enlargement or diminution. For purposes hereof, a Related Person means (i) a spouse, child (natural or adopted), grandchild or parent of the Stockholder,
(ii) any trust, the beneficiaries of which include only the persons described in clause (i), or (iii) any corporation or partnership, a majority of the economic and voting interests in which are owned by the Stockholder or any person described in clauses (i) or (ii).

     XIV. Legend on Stock Certificates. If required by Applicable Law, each certificate evidencing shares of Common Stock subject to this Agreement will be stamped or otherwise imprinted with a legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE VOTING AND COOPERATION AGREEMENT, DATED AS OF AUGUST 14, 1998, BY AND AMONG MORGAN STANLEY REAL ESTATE FUND III, L.P., MORGAN STANLEY REAL ESTATE INVESTORS III, L.P., MSP REAL ESTATE FUND, L.P., MSREF III SPECIAL FUND, L.P. AND CERTAIN SHAREHOLDERS OF BLUEGREEN CORPORATION (THE "COMPANY"). A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

If required by Applicable Law, the Stockholders will cause the Company to imprint such legends on certificates evidencing shares of Common Stock held by each of them which were outstanding prior to the date hereof. The legend set forth in the preceding paragraph shall be removed at such time as it is no longer required by Applicable Law or a Stockholder no longer owns any shares of Common Stock and shall not be placed on any certificates issued to a transferee who is not a Related Person.

     XV. Term. This Agreement shall terminate at such time as Purchasers own less than the Minimum Interest, and may be terminated by Purchasers at any time upon notice by the Purchaser to the Company and the Stockholders.

     XVI.    Miscellaneous.

     16.01. Fees and Expenses. Each party hereto will pay its own expenses incidental to preparing for, entering into and carrying out this Agreement and the performance of its obligations hereunder.

     16.02. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     16.03. Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid against the other parties only if set forth in an instrument in writing signed on behalf of each such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     16.04. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties any rights or remedies.

     16.05. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable conflict of laws principles thereof.

     16.06. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such breach would cause the other parties hereto to sustain damages for which they would not have an adequate remedy at law for money damages. It is accordingly agreed that each party will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     16.07. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions will be interpreted to be only so broad as is enforceable.

     16.08. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

     16.09. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     16.10. Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original, but all of which together will be considered one and the same agreement.

     16.11. Successors and Assigns. Except as otherwise provided herein, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, provided that Purchasers' rights under this Agreement may only be assigned to a Permitted Transferee.

     16.12. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party will be entitled to recover reasonable attorneys' fees in addition to its costs and expense and any other available remedy.

     16.13. Further Assurances. The parties hereto will do such further acts and things necessary to ensure that the terms of this Agreement are carried out and observed.

     16.14. After-Acquired Shares. All of the provisions of this Agreement will apply to and include all Common Stock and other voting securities of the Company acquired by any Stockholder on and after the date hereof.

     16.15. Defined Terms. Capitalized terms used herein that are not otherwise defined herein have the meanings set forth in the Purchase Agreement.

                           [Signature page follows]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                              STOCKHOLDERS:


                              /s/ Joseph C. Abeles
                              ---------------------------------------------
                              JOSEPH C. ABELES


                              ---------------------------------------------
                              SOPHIA ABELES


                              /s/ John F. Chiste
                              ---------------------------------------------
                              JOHN F. CHISTE


                              /s/ George F. Donovan
                              ---------------------------------------------
                              GEORGE F. DONOVAN


                              /s/ Ralph A. Foote
                              ---------------------------------------------
                              RALPH A. FOOTE


                              /s/ L. Nicolas Gray
                              ---------------------------------------------
                              L. NICHOLAS GRAY


                              /s/ Daniel C. Koscher
                              ---------------------------------------------
                              DANIEL C. KOSCHER


                              /s/ F. M. Myers
                              ---------------------------------------------
                              FREDRICK M. MYERS


                              /s/ Elizabeth L. Myers
                              ---------------------------------------------
                              ELIZABETH L. MYERS


                              /s/ Patrick E. Rondeau
                              ---------------------------------------------
                              PATRICK L. RONDEAU

                              /s/ J. Larry Rutherford

                              ---------------------------------------------
                              J. LARRY RUTHERFORD


                              /s/ Stuart A. Shikiar
                              ---------------------------------------------
                              STUART A. SHIKIAR


                              /s/ Bradford T. Whitmore
                              ---------------------------------------------
                              BRADFORD T. WHITMORE


                              GRACE BROTHERS, LTD.

                              By:  /s/ Bradford T. Whitmore  ,
                                  -----------------------------------------
                                 its General Partner


                                 By:  Bradford T. Whitmore
                                 Its: General Partner

                              PURCHASERS:

                              MORGAN STANLEY REAL ESTATE
                              FUND III, L.P.
                              By:  MSREF III, Inc.,
                                   its General Partner


                              By: /s/ Michael J. Franco
                                 ------------------------------------------
                              Its:  Vice President


                              MORGAN STANLEY REAL ESTATE
                              INVESTORS, III, L.P.
                              By:  MSREF III, Inc.,
                                   its General Partner


                              By: /s/ Michael J. Franco
                                 ------------------------------------------
                              Its:  Vice President

                              MSP REAL ESTATE FUND, L.P.
                              By:  MSREF III, Inc.,
                                   its General Partner


                              By: /s/ Michael J. Franco
                                 ------------------------------------------
                              Its:  Vice President


                              MSREF III SPECIAL FUND, L.P.
                              By:  MSREF III, Inc.,
                                   its General Partner


                              By: /s/ Michael J. Franco
                              ---------------------------------------------
                              Its:  Vice President

                                  SCHEDULE A

                            OWNERSHIP OF SECURITIES




                                Number of Shares of                                       Shares of Bluegreen
Name and Address                    Bluegreen           Options to Purchase Shares of  Corporation Common Stock
      of                           Corporation               Bluegreen Corporation      Issuable upon Conversion
   Stockholder                    Common Stock                   Common Stock           of Debentures and Notes
   ----------                     ------------                   ------------           -----------------------
Joseph C. Abeles/1/                 432,027                         20,000                      405,658
Sophia Abeles                        11,574                              0                       36,407
John F. Chiste                            0                        161,140                            0
George F. Donovan                   102,074                        781,538                            0
Ralph A. Foote                       13,832                        142,185                            0
L. Nicolas Gray                           0                        242,699                            0
Daniel C. Koscher                     1,218                        363,878                            0
Fredrick M. Myers                         0                        136,223                            0
Elizabeth L. Myers                   34,398                              0                            0
Patrick E. Rondeau                   11,339                        283,393                            0
J. Larry Rutherford                       0                         30,000                            0
Stuart A. Shikiar/2/                721,182                         77,288                       80,145
Bradford T. Whitmore                758,146                        130,261                            0
Grace Brothers, Ltd.              1,676,766                              0                    1,782,244

-----------------------

/1/ Includes 50,000 shares and 16,018 shares of Common Stock issuable upon conversion of $132,000 aggregate principal amount of Debentures held by family trusts for which Mr. Abeles has full and unrestricted voting power.

/2/ Includes 3,034 shares of Common Stock issuable upon conversion of $25,000 aggregate principal amount of Debentures held by a family trust for which Mr. Shikiar has full and unrestricted voting power.